NVE Corporation Reports Third Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—January 21, 2026—NVE Corporation (Nasdaq: NVEC) announced financial results today for the quarter ended December 31, 2025.

Total revenue for the third quarter of fiscal 2026 increased 23% to $6.22 million from $5.06 million for the prior-year quarter. The increase was due to a 16% increase in product sales and a 335% increase in contract research and development revenue. Net income for the third quarter of fiscal 2026 increased 11% to $3.38 million, or $0.70 per diluted share, compared to $3.05 million, or $0.63 per share, for the prior-year quarter.

For the first nine months of fiscal 2026, total revenue increased 0.4% to $18.7 million from $18.6 million for the nine months of the prior year. The increase was due to a 0.8% increase in product sales, partially offset by an 8% decrease in contract research and development revenue. Net income decreased 8% to $10.3 million, or $2.12 per diluted share, from $11.2 million, or $2.31 per share, for the first nine months of fiscal 2025.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable February 27, 2026 to shareholders of record as of February 2, 2026.

“We’re pleased to report strong increases in revenue and earnings for the quarter, driven by broad-based growth across our revenue lines,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store, and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results, or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as our reliance on several large customers for a significant percentage of revenue, uncertainties related to the economic environments in the industries we serve, uncertainties related to future sales and revenues, risks and uncertainties related to tariffs, customs, duties, and other trade barriers, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, as updated in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2025.

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Contact: investor@nve.com

NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND NINE MONTHS ENDED DECEMBER 31, 2025 AND 2024 (Unaudited)
	Quarter Ended December 31,
	2025	2024
Revenue
Product sales	$5,778,674	$4,960,488
Contract research and development	446,102	102,557
Total revenue, net	6,224,776	5,063,045
Cost of sales	1,332,679	797,622
Gross profit	4,892,097	4,265,423
Expenses
Research and development	795,585	869,677
Selling, general, and administrative	352,136	434,783
Total expenses	1,147,721	1,304,460
Income from operations	3,744,376	2,960,963
Interest income	461,954	474,180
Other income	-	135,057
Income before taxes	4,206,330	3,570,200
Provision for income taxes	821,688	521,790
Net income	$3,384,642	$3,048,410
Net income per share – basic	$0.70	$0.63
Net income per share – diluted	$0.70	$0.63
Weighted average shares outstanding
Basic	4,837,166	4,835,262
Diluted	4,839,257	4,839,124

	Nine Months Ended Dec. 31,
	2025	2024
Revenue
Product sales	$17,826,016	$17,680,780
Contract research and development	850,396	924,199
Total revenue, net	18,676,412	18,604,979
Cost of sales	3,893,696	2,720,370
Gross profit	14,782,716	15,884,609
Expenses
Research and development	2,389,286	2,595,808
Selling, general, and administrative	1,207,695	1,543,428
Total expenses	3,596,981	4,139,236
Income from operations	11,185,735	11,745,373
Interest income	1,444,492	1,432,568
Other income	3,905	135,057
Income before taxes	12,634,132	13,312,998
Provision for income taxes	2,362,834	2,140,856
Net income	$10,271,298	$11,172,142
Net income per share – basic	$2.12	$2.31
Net income per share – diluted	$2.12	$2.31
Weighted average shares outstanding
Basic	4,837,166	4,834,382
Diluted	4,839,120	4,839,247

NVE CORPORATION BALANCE SHEETS DECEMBER 31 AND MARCH 31, 2025

	(Unaudited) December 31, 2025	March 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$3,408,531	$8,036,564
Marketable securities, short-term (amortized cost of $17,137,942 as of December 31, 2025, and $13,730,266 as of March 31, 2025)	17,156,488	13,691,593
Accounts receivable, net of allowance for credit losses of $15,000	2,483,045	3,589,268
Inventories, net	7,271,798	7,449,083
Prepaid expenses and other assets	756,715	433,414
Total current assets	31,076,577	33,199,922
Fixed assets
Machinery and equipment	13,834,355	11,758,205
Leasehold improvements	2,059,853	1,956,309
	15,894,208	13,714,514
Less accumulated depreciation and amortization	11,996,423	11,727,615
Fixed assets, net	3,897,785	1,986,899
Deferred tax assets	722,602	1,867,069
Marketable securities, long-term (amortized cost of $23,310,800 as of December 31, 2025, and $26,353,692 as of March 31, 2025)	23,441,471	26,304,623
Right-of-use asset – operating lease	824,631	917,349
Total assets	$59,963,066	$64,275,862

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$226,856	$214,691
Accrued payroll and other	504,710	871,169
Operating lease	160,413	83,010
Total current liabilities	891,979	1,168,870
Long-term operating lease liability	773,996	838,221
Total liabilities	1,665,975	2,007,091

Shareholders’ equity
Common stock	48,372	48,372
Additional paid-in capital	19,904,513	19,821,106
Accumulated other comprehensive income (loss)	116,569	(68,544)
Retained earnings	38,227,637	42,467,837
Total shareholders’ equity	58,297,091	62,268,771
Total liabilities and shareholders’ equity	$59,963,066	$64,275,862